EXHIBIT 21.1

LIST OF SUBSIDIARIES

At the time of this filing, the following entities are subsidiaries of Carlyle Secured Lending, Inc.:

Company Name	Jurisdiction of Organization

Carlyle Direct Lending CLO 2015-1R LLC	Delaware
TCG BDC SPV LLC	Delaware